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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM N-8A

         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                    OF THE INVESTMENT COMPANY ACT OF 1940


        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provision of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:   BERTHEL SBIC, LLC
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Address of Principal Business Office (No. & Street, City, State, Zip Code):
        100 Second Street, S.E., Cedar Rapids, IA 52401
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Telephone Number (including area code): 319-365-2506
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Name and address of agent for service of process:
        Leslie D. Smith, Secretary
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        100 Second Street S.E., Cedar Rapids, IA 52401
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Check appropriate box:
        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form
N-8A:  YES  X    NO
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        Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf, of the city of Cedar Rapids and state of Iowa on the 17th day of October, 1997.

                                Signature:    BERTHEL SBIC, LLC


                                         By:  /s/ James D. Thorp
                                              ---------------------------
                                              James D. Thorp






Attest:


/s/ Leslie D. Smith
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Leslie D. Smith
Secretary